Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-1) and related Prospectus of NuCana plc for the registration of American Depositary Shares and to the incorporation by reference therein of our report dated March 20, 2025, with respect to the consolidated financial statements of NuCana plc included in its Annual Report (Form 20-F) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Edinburgh, United Kingdom
April 23, 2025